Exhibit 99.1

News From Aon

Aon Appoints Byron Spruell to Board of Directors

DUBLIN, October 30, 2020 – Aon plc (NYSE: AON), a leading global professional services firm providing a broad range of risk, retirement and health solutions, today announced that Byron Spruell, President, League Operations at the National Basketball Association (NBA), has been appointed to its Board of Directors.

“We are pleased to welcome Byron Spruell to the Aon Board of Directors,” said Lester B. Knight, Chair of Aon’s board. “With his dynamic leadership skills, unwavering integrity and keen strategic insight, Byron will provide valuable perspective on how the firm continues to evolve to better serve clients during this era of unprecedented volatility.”

In his role with the NBA, Spruell helps shape the future of the league, overseeing critical league operations, introducing innovations through strategy and analytics, and promoting the global growth and evolution of the game in coordination with League stakeholders, USA Basketball and the International Basketball Federation.

“Aon has been a leader in serving clients around the world for many years, and I consider it a privilege to join the team helping to chart its future,” Spruell said. “The most successful organizations build on their strengths, and it’s clear to me that Aon is committed to innovation and developing new answers to today’s most pressing challenges.”

Before joining the NBA in 2016, Spruell spent 20 years at Deloitte LLP, most recently as Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He led the firm’s client and business growth and strategic positioning across 22 states consisting of 31 offices and more than 14,000 Deloitte professionals. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees and the Jackie Robinson Foundation, among others. Spruell earned a bachelor’s degree in mechanical engineering and an MBA in finance from the University of Notre Dame.

For a list of the members of Aon’s Board of Directors, please click here.

About Aon

Aon plc (NYSE: AON) is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

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